EXHIBIT 8.1
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction	Ownership Interest
Wix.com Brasil Serviços De Internet Ltda.	Brazil	100%
Wix.com, Inc.	Delaware, United States	100%
Wix.com Services Mexico S de RL de C.V.	Mexico	100%
Wix.com Colombia S.A.S.	Colombia	100%
Wix.com Luxemburg S.a.r.l	Luxemburg	100%
Wix.com UAB	Lithuania	100%
Wix Com India Private Limited	India	100%
Wix.Com Germany GmbH	Germany	100%
Wix.com Singapore	Singapore	100%
DeviantArt, Inc.	Delaware, United States	100% (held by Wix.com Inc.)
Wix Payments Canada Inc.	Canada	100% (held by DeviantArt, Inc.)
Wix Online Platform Limited	Ireland	100%
Wix.com Japan K.K.	Japan	100%
Wix What Ltd.	Israel	100%
InkFrog, Inc.	Arizona, United States	100% (held by Wix.com Inc.)
Wix.com (UK) Limited	United Kingdom	100%
Wix.com Ukraine, LLC	Ukraine	100%
SpeedETab, Inc.	Delaware, United States	100% (held by Wix.com Inc.)
Wix Procurement Ltd.	Israel	100%
Modalyst, Inc.	Delaware, United States	100% (held by Wix.com Inc.)
Wix.com Poland SP. Z O.O.	Poland	100%
Wix.com France SAS	France	100%
Wix.com Australia Pty Ltd.	Australia	100%
Wix.com Netherlands B.V.	Netherlands	100%
Rise AI e-Commerce Solutions Ltd.	Israel	100%
Done.cx Ltd.	Israel	100%
Done.cx, Inc.	Delaware, United States	100% (held by Done.cx Ltd.)
Netherlandix C.V.	Netherlands	100%
Polandix sp. z o.o.	Poland	100%
Polandix sp. z o.o. sp.K.	Poland	100%